Exhibit 99.1

For more information please contact:
AHPC Holdings, Inc.
AlanE.Zeffer, President & Chief Executive Officer
Ph:       800-828-2964
Fax:      630-407-0238

AHPC Announces Completes $3.0 Million Equity Raise
Financing Agreement with M.A.G. Capital.
 Will Bring Company Into Compliance With NASDAQ Rules

Glendale Heights, IL, June 26, 2006 – AHPC Holdings, Inc. (Nasdaq Capital Market:  GLOV), a leading distributor and supplier of disposable gloves and other products to the foodservice, healthcare, retail and industrial markets, closed a $3 million equity financing with M.A.G. Capital, LLC. and affiliates (MAG) on June 20, 2006. The Company issued 30,000 shares of Series B Convertible Preferred Stock (Series B Preferred) at a price of $100.00 per share. The Series B Preferred is convertible into shares of the Company’s Common Stock at a fixed conversion price of $1.60 per share. The Series B Preferred shall pay a dividend based on the higher of the Prime Rate, as quoted in the Wall Street Journal, plus 1%, or 9% per annum, with a maximum of 12% per annum. In addition, the Company issued Warrants to MAG to acquire an aggregate of 1,950,000 shares of Common Stock. Flagstone Securities, a St. Louis, Missouri based investment bank, acted as placement agent in this transaction.

On April 25, 2006, the Company received a determination from the Listing Qualifications Staff of The NASDAQ Stock Market, Inc. indicating that the Company’s securities were subject to delisting from The NASDAQ Capital Market based upon the Company’s failure to satisfy the $2.5 million stockholders’ equity requirement, as set forth in NASDAQ Marketplace Rule 4310(c)(2)(B).  The Company requested a hearing before the NASDAQ Listing Qualifications Panel to seek continued listing on The Nasdaq Capital Market pending the completion of the Company’s plan to regain compliance the NASDAQ listing requirements. On June 15, 2006, the Company attended the NASDAQ hearing and presented its compliance plan, which was based in significant part on the MAG private placement. With the closing of the MAG private placement, the Company now believes that it has regained compliance with the NASDAQ stockholders’ equity requirement. The Company has advised NASDAQ of the closing of the private placement and is now awaiting the issuance of the Panel’s hearing decision. The Company’s securities will remain listed on The NASDAQ Stock Market pending the issuance of the Panel’s decision; however, there can be no assurance that the Panel will grant the Company’s request for continued listing.

AHPC Holdings, Inc., headquartered in Glendale Heights, is a marketer of disposable medical examination, foodservice and retail gloves.  The Company’s wholly owned subsidiary, American Health Products Corporation, is a leading supplier of branded and private label disposable gloves to the healthcare, foodservice, retail and industrial markets nationwide.

This Press Release contains forward-looking statements, which involve numerous risks and uncertainties, including, but not limited to, the Company's ability to maintain current sales levels at current margins and ability to maintain in place the Company's current line of credit or replace it with an alternate substitute.  The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

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